For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly
Chief Financial Officer	Daly Gray, Inc. (Media)
(561) 227-1386	(703) 435-6293
Chatham Lodging Implements Corporate Governance Changes

PALM BEACH, Fla., April 13, 2015 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, today announced that its Board of Trustees has approved and implemented several corporate governance initiatives.

These initiatives, which the board believes are in the best interest of the company and its shareholders, are as follows:

•	Opting out of Section 3-803 of the Maryland General Corporation Law (“MGCL”) and completing a full declassification by the 2017 annual meeting of shareholders;

•	Adopting and approving a Clawback Policy providing for the recoupment by the company of certain incentive compensation under certain circumstances;

•	Adopting and approving a Policy Prohibiting Pledging and Hedging applicable to trustees and certain officers of the company; and

•	Amending its Corporate Governance Guidelines to clarify that the board’s annual evaluation process covers not just the entire board and its committees but also each individual trustee.

“We classified our board in November 2013 solely to protect shareholder value,” said Miles Berger, Chatham’s lead independent trustee. “There was a highly conditional proposal to acquire the company for $21.50 per share, a price the board regarded as extremely low. We feel vindicated in that decision considering that our company has flourished in the interim and our share price has increased significantly, reaching a high of $31.60 in January 2015. The board stated at the time of the board classification its commitment to take action to declassify within two years and that is what the board has done.”

A copy of the Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland has been filed with the Securities and Exchange Commission.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 131 hotels totaling 18,098 rooms/suites, comprised of 35 properties it wholly owns with an aggregate of 5,355 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company's filings with the Securities and Exchange Commission.